

Courageous Innovation

Dedicated to Bringing Transformative Gene & Cell Therapies and Vaccines to Market and Working Even Harder to Provide Access to Patients Globally

3Q 2024
Business Update
November 8, 2024

Forward-Looking Statements

This presentation contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including, but not limited to, strategy, business plans and objectives for Ocugen's clinical programs, plans and timelines for the preclinical and clinical development of Ocugen's product candidates, including the therapeutic potential, clinical benefits and safety thereof, expectations regarding timing, success and data announcements of current ongoing preclinical and clinical trials, the ability to initiate new clinical programs; Ocugen's financial condition and expected cash runway into the first quarter of 2026, statements regarding qualitative assessments of available data, potential benefits, expectations for ongoing clinical trials, anticipated regulatory filings and anticipated development timelines, which are subject to risks and uncertainties. We may, in some cases, use terms such as "predicts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should," or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks, and uncertainties that may cause actual events or results to differ materially from our current expectations, including, but not limited to, the risks that preliminary, interim and top-line clinical trial results may not be indicative of, and may differ from, final clinical data; that unfavorable new clinical trial data may emerge in ongoing clinical trials or through further analyses of existing clinical trial data; that earlier non-clinical and clinical data and testing of may not be predictive of the results or success of later clinical trials; and that that clinical trial data are subject to differing interpretations and assessments, including by regulatory authorities. These and other risks and uncertainties are more fully described in our annual and periodic filings with the Securities and Exchange Commission (SEC), including the risk factors described in the section entitled "Risk Factors" in the quarterly and annual reports that we file with the SEC. Any forward-looking statements that we make in this presentation speak only as of the date of this presentation. Except as required by law, we assume no obligation to update forward-looking statements contained in this presentation whether as a result of new information, future events, or otherwise, after the date of this presentation.

We're Driving Science in New Directions and Breaking New Ground Through Courageous Innovation

First-In-Class Modifier Gene Therapy:

- OCU400 Phase 3 liMeliGhT Clinical Trial
  - Retinitis pigmentosa
- OCU410 Phase 2 ArMaDa Clinical Trial
  - Geographic atrophy
- OCU410ST Phase 1/2 GARDian Clinical Trial
  - Stargardt disease

OCU400 Modifier Gene Therapy – A Paradigm Shift in Gene Therapy

✓ Health Canada approved initiation of OCU400 Phase 3 liMeliGhT trial for the treatment of retinitis pigmentosa (RP)

✓ Received FDA approval of expanded access program (EAP) for adult patients with RP

<u>Upcoming anticipated catalysts</u>:

- *Clinical updates including Phase 3 recruitment for RP*
- *Phase 3 clinical trial is on track to complete enrollment in 1H2025*
- *New data updates from Phase 1/2 RP & LCA*



First Phase 3 gene therapy clinical trial to receive broad RP indication from FDA

OCU400 for the treatment of RP remains on track to meet 1H2026 Biologics License Application (BLA) and Marketing Authorization Application (MAA) filing targets.

OCU400: RP Market Opportunity

OCU400 is designed to address the shortcomings of current gene therapy approaches—a broad spectrum, gene-agnostic approach to genetically diverse inherited retinal diseases and potential one-time curative therapy with a single sub-retinal injection



Retinitis Pigmentosa (RP)

Nearly 310,000 patients in the U.S., EU, & Canada

~1.6M patients globally

Preservation of vision is crucial for patients with RP due to the progressive and degenerative nature of the disease

OCU410: A Single-Injection Approach to Address Unmet Need

✓ Dosing is underway in the OCU410 Phase 2 ArMaDa clinical trial, following the completion of Phase 1 low, medium, and high dose cohorts, which involved nine patients with geographic atrophy (GA)

- *The Phase 2 trial is actively recruiting a larger patient group randomized into either of two treatment groups (medium or high dose) or control group*
- *Plan to complete dosing by early 2025*

Upcoming anticipated catalyst: Preliminary safety and efficacy update from ongoing Phase 1/2 clinical trial



Dry AMD affects nearly 19 million people in the U.S. & EU

GA affects ~2-3 million people in the U.S. & EU – **a significant market opportunity**

OCU410 is positioned to transform the landscape of GA with its potential one-time therapy with a single sub-retinal injection—compared to other treatment options that require approximately 6-12 intravitreal injections annually.

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OCU410 Program Overview—Phase 2

Study Objective and Modality

- Assess the safety and efficacy of OCU410 in subjects with GA secondary to dry age-related macular degeneration (dAMD)
- Single, unilateral subretinal injection using a modifier gene therapy platform

Overall Strategy

Dose Expansion:

- Expansion phase using a 1:1:1 design, randomizing subjects to either two treatment groups/dose levels or one control group


Study Population
n = 45
1:1:1 Design
Control
(n = 15)
Medium dose
(n = 15)
High dose
(n = 15)

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OCU410ST: Modifier Gene Therapy Addressing Shortcomings of Current Approaches

✓ Data and Safety Monitoring Board (DSMB) approved enrollment for the second phase of the OCU410ST Phase 1/2 clinical trial

Upcoming anticipated catalyst: Preliminary safety and efficacy update from ongoing Phase 1/2 clinical trial



Stargardt disease affects ~100,000 people in the U.S. and Europe

The safety and tolerability profile of OCU410ST remains encouraging as clinical development progresses and continues to bring hope to patients who have no FDA-approved treatment available.

OCU200: Biologic Program for the Treatment of Diabetic Macular Edema

- ✓ U.S. FDA cleared the IND for the Phase 1 clinical trial evaluating OCU200 for diabetic macular edema (DME)

Upcoming anticipated catalyst: Initiate Phase 1 clinical trial in the fourth quarter of 2024



Approximately 30 to 40% of DME patients are refractive to current anti-VEGF therapies

OCU200 has the potential to provide a new treatment option for the significant percentage of people living with DME, including non-responders to the current standard of care.

Financial Update

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Financial Update

Statement of Operations	Three months ended September 30,	
	2024	2023
Research and development expense	$8.1	$7.0
General and administrative expense	6.3	9.1
Other income (expense), net	0.3	0.7
Net loss	$(13.0)	$(11.7)

Balance Sheet Data	September 30, 2024	December 31, 2023 (audited)
Cash and restricted cash	$39.0*	$39.5
Debt	$2.9	$2.8

*Amount does not include $30.0 million in proceeds from debt financing transaction that closed on November 6, 2024

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Questions & Answers

Near-Term Targeted Milestones

- OCU400 Phase 3 dosing and recruitment updates – 1H2026 BLA/MAA filing targets on track
- New data update from OCU400 Phase 1/2 RP & LCA
- Preliminary safety/efficacy update – OCU410 Phase 1/2 clinical trial (GA)
- Preliminary safety/efficacy update – OCU410ST Phase 1/2 clinical trial (Stargardt Disease)
- OCU200 Phase 1 Clinical trial initiation in 4Q 2024

Ocugen Vision

We're here to make an impact. At Ocugen, we approach drug development with a sense of urgency, resolve, ingenuity, and boldness. We consider patients in everything we do. **Courageous innovation** means driving science in new directions and breaking new ground.



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